Exhibit 10.1

Amerisource Funding, Inc.
7225 Langtry St.
Houston, TX 77040
713-863-8300 / (800) US MONEY
713-460-1364 FAX
www.amerisourcefunding.com

FAX

Date:	4/15/14	Pages: 2

To:	James Villa
Infinite Group, Inc. (“IGI”)
	Phone: 585-385-0610	Fax: 585-385-0614

From:	D. Michael Monk
	Phone: 713-863-8300	Fax: 713-460-1369

Subject:	Account Modification

Please find below the approved modifications to IGI’s account. Upon our receipt of your acceptance, these revisions will become effective immediately on all future advances made to IGI.

Revised Client Terms:

Advance Rate:	Increased to 85.000%

Discount/Fee:	Reduced to flat 0.466% per invoice, based on continued average pay days of 40 days or less. May be adjusted annually on a prorated basis if future average pay days slows to more than 40 days, but only as to new accounts purchased thereafter.

Interest rate:	Prime + 4.000% per annum, charged monthly in arrears against the average daily outstanding balance of funds advanced. Prime Rate shall be as published and updated from time to time in the Wall Street Journal, with no floor on the Prime Rate.

Minimum Usage Fee:	0.032% per month (0.384% per annum) multiplied by the difference between $1,500,000 and the total accounts purchased during such month, calculated and charged monthly in arrears.

Contract Term:	Extension of existing maturity date to October 5, 2015. IGI may terminate the Agreement by giving at least thirty (30) days written notice prior to each annual maturity date. Otherwise, the term will automatically renew for an additional twelve months.

Financing:	Total aggregate line of credit available is $2,000,000, with a sub-limit of $1,500,000 for Hewlett Packard.

Program Access Fee:	None.

Enrollment Fee:	None.

Of course, you will continue to receive the same flexible and reliable funding and award-winning customer service.  And, as always, there are no financial covenants, field audit requirements, legal documentation fees, closing or commitment fees – Amerisource has none of these.

We greatly value you as a customer and are committed to providing a program that meets your needs and truly gives you the Freedom to Grow.  We are appreciative of the dependable and professional relationship you have provided to us thus far, and we are grateful for the opportunity to serve your company.  We hope and trust that these revisions will work to satisfy your business needs.  Acknowledge and return via fax to (713) 460-1369.  Upon receipt, the modifications will take effect immediately on all future advances.

Please do not hesitate to contact me directly if I can ever be of service.

Sincerely,

/s/ D. Michael Monk

D. Michael Monk
Managing Director

Acknowledged and Accepted:

INFINITE GROUP, INC.

/s/ James Villa

Name: James Villa
Title:  President
4/18/2014